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                                                                    EXHIBIT 4(g)

                                 QUALIFIED PLAN
                            (CO-ANNUITANT PROHIBITED)


This rider is a part of the Policy. The following provisions apply and replace any contrary Policy provisions:


1. A co-annuitant is not allowed under a qualified policy, and any designation of a co-annuitant under a qualified policy will be of no effect.

2. Notwithstanding any provision to the contrary in the Policy, we reserve the right to amend or modify the Policy or this rider to the extent necessary to comply with any law, regulation, ruling or other requirement necessary to establish or maintain the qualified status or tax advantages, protection or benefits available to such policy under the Internal Revenue or any applicable law.



                                                             [Sig]

                                                               Secretary










                    CANADA LIFE INSURANCE COMPANY OF AMERICA